Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 7, 2009 by and between Digirad Corporation, a Delaware Corporation (the “Company”) and Richard Slansky (“Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to each or any as a “Party.”

RECITALS

A.           WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth in this Agreement; and

B.           WHEREAS, Executive desires to become an employee of the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           Employment.

1.1           Title/Responsibilities.  Executive shall serve as Chief Financial Officer of the Company and each of its subsidiary companies, Digirad Imaging Solutions, Inc. (“DIS”) and Digirad Ultrascan Solutions, Inc. (“DUS”).  Executive shall have the normal duties, responsibilities and authority of such offices, unless otherwise determined from time to time by the Company’s Board of Directors.  Executive shall do and perform all services, acts, or responsibilities necessary or advisable to carry out the job duties of Chief Financial Officer of the Company, and as Chief Financial Officer of DIS and DUS, as assigned by the Company’s Board of Directors, provided, however, that at all times during his employment Executive shall be subject to the direction and policies from time to time established by the Board of Directors of the Company.

1.2           Full Time Attention.  Executive shall devote his reasonable best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Company’s Board of Directors may reasonably request.

1.3           Other Activities.  Except upon the prior written consent of the Board of Directors, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that Executive may own less than two percent of the outstanding securities of any such competing corporation that is publicly traded.  Executive shall also disclose to and obtain the prior consent of the Board of Directors for any other, non-competitive business activities in which he may wish to engage, such as joining the board of directors of another entity.

2.           Term of Employment.

2.1           Employment At Will.  Executive’s employment is at will, and not for any specific term.  Executive’s employment may be terminated by Executive or by the Company at any time for any reason, with or without cause or notice, and without liability of any kind other than as specifically set forth below.

3.           Compensation.

3.1           Base Salary.  Beginning on or before March 9, 2009 Executive commences his duties as the Company’s Chief Financial Officer (the “Start Date”), the Company shall pay Executive a salary (the “Base Salary”) of $9,423.08 paid bi-weekly ($245,000 on an annual equivalence), payable in accordance with the Company’s normal payroll practices for Executives. The Company's Board of Directors shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such Base Salary as the Board of Directors may from time to time establish in its sole discretion.

3.2           Stock Options.  Executive shall also be granted, effective as of March 9, 2009, a stock option granting Executive the right to purchase 225,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Twenty-five percent (25%) of the shares subject to the option shall vest and become exercisable on the one (1) year anniversary of the date of grant, and one forty-eighth (1/48th) of the shares subject to the option shall vest each become exercisable each month thereafter on the same day of the month, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested and exercisable, subject to Executive continuing to be an employee on each such date.  The terms and conditions of this stock option grant shall be governed by the Company’s 2004 Stock Incentive Plan (the “Plan”) and shall be set forth in a separate stock option agreement.

3.3           Other Compensation. In addition to the Base Salary payable to Executive hereunder, Executive shall be eligible to receive the following benefits:

3.3.1                      Performance Bonus.  Executive shall be eligible to receive an annual performance bonus of up to a specified percentage of Base Salary conditioned upon achievement of certain corporate performance milestones as well as performance milestones personal to Executive, all to be established and determined by the Company’s Board of Directors or Chief Executive Officer after discussion and consultant with Executive.  For the 2009 calendar year only, the annual performance bonus shall have a target value of at least forty percent (40%) of Base Salary.  The Board of Directors or the Compensation Committee of the Board of Directors, as applicable, in its sole discretion, shall determine whether such performance milestones have been attained.

3.3.2                      Benefits.  Benefits to which other executive officers of the Company are entitled as determined by the Company’s Board of Directors, on terms comparable thereto, including but not limited to, participation in any and all pension and profit sharing plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company, in the sole discretion of the Company’s Board of Directors, for the benefit of its executive officers.

3.3.3                      Paid Time Off.  Executive shall be eligible to receive ten (10) days of paid holidays and sixteen (16) days of paid time off per year, accruing annually beginning on the Start Date, and such paid time off may be adjusted pursuant to Company policies, if proportional to paid-time off adjustments then made as to all the Company’s other executive officers.

3.3.4                      Expense Reimbursement.  The Company may reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, which conform to the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses pursuant to Company policy.

3.4           Withholdings.  Except as expressly stated herein, all of Executive’s compensation shall be subject to customary federal, state, local and other withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4.           Termination.

4.1           Termination for Cause.  The Company shall terminate this Agreement for Cause (as defined herein) by delivery of written notice to Executive specifying the cause or causes relied upon for such termination.  If Executive’s employment under this Agreement is terminated by the Company for Cause before the last day of any calendar month, Executive shall be entitled to receive as compensation for such calendar month, all accrued but unused paid-time off plus the Base Salary set forth in Section 4.1 prorated to the date of termination on the basis of a 30-day calendar month, and will forfeit any claims to a bonus or other compensation or benefits, except as provided by law.  Grounds for the Company to terminate this Agreement for “Cause” shall include only the occurrence of any of the following events:

4.1.1                      Executive’s willful misconduct or gross negligence in the performance of his duties hereunder;

4.1.2                      Executive’s willful failure or refusal to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the Company’s Board of Directors, if such failure or refusal has not been substantially cured to the satisfaction of the Company’s Board of Directors within thirty (30) days after written notice of such failure or refusal has been given by the Company to Executive;

4.1.3                      Executive’s performance of any material action when specifically and reasonably instructed not to do so by the Company’s Board of Directors;

4.1.4                      Executive engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company;

4.1.5                      Executive’s commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of the Company not authorized by the Company’s Board of Directors to be so used or appropriated; or

4.1.6                      Executive’s conviction of any felony involving moral turpitude; or

4.1.7                      Executive’s willful or grossly negligent violation of the Company’s Code of Ethics.

For this purpose of this definition, no act or failure to act by the Executive shall be considered “willful” or “grossly negligent” if the Executive acted (or failed to act) in good faith with the reasonable belief that his actions or omissions were in the Company’s best interest.

Any notice of termination given pursuant to Section 4.1 shall effect termination as of the date specified in such notice, or in the event no such date is specified, on the last day of the month in which such notice is delivered.

4.2           Termination Without Cause or Resignation for Good Reason.

4.2.1               The Company may voluntarily terminate this Agreement, and Executive’s employment, without Cause by giving written notice to Executive.  Any such notice shall specify the exact date of termination (the “Termination Date”).  If Executive’s employment under this Agreement is terminated by the Company without Cause (as defined herein), or if Executive resigns for Good Reason (as defined herein), Executive shall be entitled to receive severance payments in an amount equal to the higher of (A) his Base Salary at the rate currently being paid as of the Termination Date for an additional six (6) months of service as an employee, or (B) $122,500 (with such severance payments being paid over the six (6) months following such termination in accordance with the Company’s general payroll practices, as and when such amounts would have been paid had Executive’s employment not been terminated).  The Company also agrees to provide Executive with the same level of health coverage and benefits as in effect for Executive (and his eligible dependants) on the day immediately preceding the Termination Date; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Code; and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time prescribed pursuant to COBRA.  The Company will continue to provide such continuation coverage through the earlier of (A) the date six (6) months after the Termination Date, or (B) the date upon which the Executive and Executive’s eligible dependents become covered under another health plan.  Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.  Notwithstanding the foregoing, Executive shall not be entitled to exercise any options granted to Executive to purchase shares of the Company’s stock that are unvested at the time of such termination. The severance payments provided for in this paragraph shall be in lieu of, and not in addition to, severance, if any, payable under any other plan or policy now in effect or adopted or modified from time to time by the Company.  Notwithstanding anything in this agreement to the contrary, Executive’s right to receive severance pay is conditioned upon Executive’s execution and delivery of a release of claims agreement, releasing all claims Executive may have or claim to have against the Company and its respective agents and representatives, in a form acceptable to the Company, in its sole discretion (the “Release”).  The Release must be executed and returned to the Company prior to any payment of severance benefits under this Agreement, and in all cases prior to the date sixty (60) days after the Termination Date.  Executive shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise.

4.2.2                 Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

4.2.3                 A material reduction of Executive’s responsibilities, authority or title relative to Executive’s responsibilities, authority or title in effect immediately prior to such reduction; including a reduction in responsibilities, authority or title by virtue of the Company being acquired and made part of another entity (as, for example, when the Chief Executive Officer of the Company remains as the senior executive officer of a division or subsidiary of the acquiror which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or a change in the Executive’s reporting position such that Executive no longer reports directly to the CEO of a publicly-traded company (unless Executive is reporting to the Chief Executive Officer of the parent corporation in a group of controlled corporations, none of which is a publicly-traded company);

4.2.4                 A material reduction in Executive’s Base Salary or benefits as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and annual value of benefits, combined, by a percentage reduction that is no greater than 10%;

4.2.5                 The relocation of Executive to a facility or location more than forty (40) miles from his primary place of employment;

4.2.6                 Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or

4.2.7                 The failure of the Company to obtain the assumption of this Agreement by a successor and/or acquiror and an agreement that Executive will retain the substantially similar responsibilities (to the extent described in Section 1) in the acquiror or the merged or surviving company as he had prior to the transaction.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are susceptible to cure, a reasonable cure period of not less than thirty (30) days following the date of such notice.  Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.

4.3               Voluntary Termination without Good Reason by Executive.  Executive may voluntarily terminate this Agreement, without Good Reason, upon no less than thirty (30) days written notice of such termination submitted to the Company’s Board of Directors, and in such event Executive shall be entitled to receive all amounts due to him through the date of termination, but not to any severance payments.

5.           Death or Disability During Employment.

5.1           This Agreement shall terminate without notice upon the date of Executive’s death or the date when Executive becomes “completely disabled” as that term is defined in Section 5.4.

5.2           In the event of Executive’s death, all rights of Executive to compensation (Base Salary and annual performance bonuses) hereunder shall automatically terminate immediately upon his death, except that Executive’s heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the date of his death.

5.3           In the event Executive is disabled, Executive shall be entitled to receive such disability benefits as would apply to other senior Executives in the Company, subject to the terms and conditions of any such Company disability program.

5.4           The term “completely disabled” as used in this Agreement shall mean the inability of Executive to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy and disability income insurance covering Executives of the Company then in force.  In the event the Company has no policy of disability income insurance covering Executives of the Company in force when Executive becomes disabled, the term “completely disabled” shall mean the inability of Executive to perform his normal and customary duties under this Agreement for a total of four (4) consecutive months by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by a licensed physician, acceptable to the Company in its sole discretion, determines to have incapacitated Executive from satisfactorily performing all of his usual services for the Company during the foreseeable future.  The action of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement, and upon such date this Agreement shall become null and void and of no further force and effect.

6.           Proprietary and Confidential Information.

6.1           Proprietary Information and Inventions Assignment Agreement.  Executive represents and warrants that he has executed and delivered to the Company the Company’s Employee Proprietary Information and Inventions Assignment Agreement, attached hereto and incorporated herein by reference.  Executive will not disclose, nor use in the performance of his responsibilities at the Company, any trade secret or other confidential information of any former employer, unless he first obtains written authorization for its disclosure and use.

6.2           Preservation and Return of Property.  Executive will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company.  Upon request, Executive will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, Executive will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location.  At the conclusion of Executive’s employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

6.3           No Inconsistent Agreements.  Executive affirms that he has no agreement with any other party that would preclude his compliance with any obligations under this Agreement.

7.           Assignment and Binding Effect.

7.1           This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, administrators, estate, beneficiaries, and legal representatives.  Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8.           Notices.

8.1           All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation of receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Chairman of the Board of Directors
Digirad Corporation
13950 Stowe Drive
Poway, California 92064-8803
Telephone:  (858) 726-1600
Facsimile:  (858) 726-1700

If to Executive:

Richard Slansky
__________________
__________________

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.           Choice of Law.

9.1           This Agreement is made in Poway, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.  Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of California for any and all actions between the parties.  Any controversy or claim arising out of or relating to this Agreement or breach thereof, whether involving remedies at law or in equity, shall be adjudicated in San Diego County, California.

10.           Integration.

10.1           This Agreement, together with the standard forms of stock option agreements and the stock option plan that contain the terms and conditions of Executive’s outstanding equity awards, represents the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.           Waiver.

11.1           No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

12.           Severability.

12.1           The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

13.           Interpretation; Construction.

13.1           The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.           Attorneys’ Fees.

14.1           In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.

15.           Counterparts.

15.1           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original thereof.

16.           Representations and Warranties.

16.1           Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between Executive and any other person or entity.

17.           Code Section 409A.

17.1           Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”).  Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

17.2           Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 17.1 above.

17.3           Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 17.1 above.  For purposes of this Section 17.1, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

17.4           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

18.           Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 18, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement will be either:

(a)           delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 18 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 18, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 18.  Any reduction in payments and/or benefits required by this Section 18 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to Executive.  In the event that acceleration of vesting of any equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.

19.           Arbitration.

19.1           In the event of any dispute or claim relating to or arising out of this Agreement and Executive’s employment relationship with the Company, Executive and the Company agree to an arbitration in which (i) Executive is waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) Executive and the Company agree that all disputes between Executive and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees Executive would have paid had Executive filed a complaint in a court of law.  Executive and the Company further agree that the arbitration shall be conducted in San Diego County, California administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures then in effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY: DIGIRAD CORPORATION a Delaware Corporation By: /s/ Todd Clyde Todd Clyde, Chief Executive Officer	EXECUTIVE: /s/ Richard Slansky Richard Slansky